Exhibit 99.1

True Religion Apparel Announces Financial Results

For Fourth Quarter and Full Year 2010

Introduces Full Year 2011 Guidance

•                 Q4 ‘10 net sales increased 19.5% to a record $110.9 million

•                 Q4 ‘10 U.S. Consumer Direct net sales increased 38.4%, including a 7.2% comp increase

•                 Q4 ‘10 diluted earnings per share were $0.63 versus $0.59 in Q4 ‘09

•                 2010 net sales increased 16.9% year-over-year to $363.7 million

•                 2010 U.S. Consumer Direct net sales increased 46.6%, including a 9.6% comp increase

•                 2010 adjusted earnings per share were $1.86 versus $1.92 in 2009

•                 Balance Sheet includes cash of $153.8 million and no debt at year end

VERNON, California — February 24, 2011—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter and year ended December 31, 2010.

Fourth Quarter 2010 Financial Results

•                  Total net sales increased 19.5% to $110.9 million.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 38.4% to $62.5 million and accounted for 56.3% of the Company’s total net sales for the quarter. Fourth quarter same-store sales for the 70 stores open at least 12 months increased 7.2%. The Company operated 94 branded stores in the United States as of December 31, 2010, compared to 70 as of December 31, 2009.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $28.1 million, a 10.9% decrease as compared to the prior year. This segment’s sales have been impacted by the overall decrease in sales of women’s premium denim in the major department store channel.  This segment’s sales of men’s merchandise increased in the fourth quarter of 2010 as compared to 2009.

•                  Net sales for the Company’s International segment increased 29.2% to $18.9 million, the highest quarterly growth rate of the year for this segment. Growth in the segment was driven by the transition to a joint venture in Germany as well as sales increases in Korea and the United Kingdom.

•                  Net sales for the Company’s Core Services segment included $1.4 million of licensing revenue as compared to $1.5 million in the same period last year.

•                  Gross profit increased 18.8% to $69.8 million, driven primarily by the sales growth in the U.S. Consumer Direct segment.  The gross margin rate decreased 30 basis points to 62.9% as the U.S. Consumer Direct segment’s sales increase produced a favorable sales mix shift that was offset by an increase in lower margin sportswear and additional sales discounts to U.S. Wholesale segment customers.

•                  Selling, general and administrative (“SG&A”) expense, as a percentage of net sales, increased to 39.3% from 37.5% in the same quarter a year ago.  The SG&A rate declined for each segment except the International segment, which increased SG&A to set up direct wholesale sales in Europe and Asia, open four new stores and establish regional offices in Hong Kong and Switzerland.

•                  Effective the fourth quarter of fiscal year 2010, the Company made changes to its business segments to more closely align them with how management reviews and monitors the performance of its operating segments.  As such, the Company has reclassified certain SG&A expenses previously presented in the U.S. Wholesale segment to Core Services in order to conform to the revised presentation. Total SG&A expenses and total operating income were not changed as a result of these reclassifications. Please refer to Form 8-K filed concurrently with this release for the presentation of operating expenses as previously reported and as reclassified for prior periods of fiscal 2010, 2009 and 2008.

•                  Operating income totaled $26.2 million, up 9.7% from the fourth quarter of last year. Operating margin was 23.6% in the fourth quarter of 2010 versus 25.7% in fourth quarter of 2009. The operating margin was impacted primarily by the increase in SG&A expenses in the International segment associated with new wholesale sales teams in Asia Pacific and Europe, the opening of four new stores, and new Asia Pacific and European regional offices.

•                  The effective tax rate for the quarter was 40.0% as compared to 38.9% in the fourth quarter of 2009.  The 2010 effective tax rate increased due to a decrease in the value of state deferred tax assets, which is linked to an upcoming change in California income tax apportionment factors.

•                  Net income attributable to True Religion Apparel, Inc. increased to $15.8 million, or $0.63 per diluted share based on weighted average shares outstanding of 25.1 million, as compared to $14.6 million, or $0.59 per diluted share based on weighted average shares outstanding of 24.8 million in the 2009 fourth quarter.

Management Comments

“Fourth quarter results were a reflection of the changing mix of our business model. U.S. Consumer Direct, our largest segment, performed very well, generating a 7.2% same-store sales increase and strong operating profit growth,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc.  “In our International segment, our newly opened stores in Tokyo, London, Cologne and Toronto were well received, and the retail sell-through of our merchandise continues to be positive.  This quarter’s International sales growth supports our decision to take more direct control of key markets in order to effectively manage the business for long-term success and capture the very large opportunities that exist for our brand.  Overall, we remain very confident and committed to our business strategy.”

Year Ended 2010 Financial Results

•                  Total net sales increased 16.9% to $363.7 million in the year ended December 31, 2010. Net sales for the Company’s U.S. Consumer Direct segment increased 46.6% to $189.1 million, and same-store sales for the year increased 9.6%. Net sales for the Company’s U.S. Wholesale segment totaled $104.9 million, a 14.9% decrease as compared to the prior year due to decreases in sales to the major department stores and off-price channels, which was partially offset by an increase in sales to the specialty accounts.  Net sales for the Company’s International segment increased 18.3% year-over-year to $64.4 million. Net sales for the Company’s Core Services segment included $5.3 million of licensing revenue as compared to $4.3 million in the prior year.

•                  Gross profit increased 17.6 % to $230.0 million, and gross margin expanded by 30 basis points to 63.2% of net sales. The overall improvement in gross margin was due to the ongoing sales mix shift toward the Company’s higher-margin U.S. Consumer Direct segment.

•                  SG&A expense increased 35.7% to $160.1 million from $118.0 million in the prior year, and as a percentage of net sales, increased to 44.0% from 37.9% in the prior year.  SG&A for 2010 included $4.3 million in separation costs associated with the termination of the Company’s former president in the second quarter of 2010.  The SG&A rate without these separation costs would have been 42.8%.  The majority of the year-over-year growth in SG&A expenses was driven by the costs associated with operating 24 additional stores in the U.S. in 2010 as compared to the same period in 2009.  The SG&A rate was impacted primarily by increased International SG&A expenses, which were driven by new wholesale sales teams in Asia Pacific and Europe, the opening of four new stores in 2010, and the costs for new Asia Pacific and European regional offices.

•                  Operating income decreased 9.9% to $69.9 million, or 19.2% of net sales versus 25.0% of net sales in prior year.  The operating margin decline was primarily due to the investments made in the International segment to take direct control of sales and support long-term growth, as well as a sales decline in the U.S. Wholesale segment.  The 2010 operating margin excluding the $4.3 million of separation costs was 20.4%.

•                  Net income attributable to True Religion Apparel, Inc. was $43.5 million, or $1.75 per diluted share based on weighted average shares outstanding of 24.9 million, as compared to $47.3 million, or $1.92 per diluted share based on weighted average shares outstanding of 24.7 million in the prior year period. Net income excluding the separation costs would have been $46.2 million or $1.86 per diluted share for the full year 2010.

Balance Sheet and Liquidity

As of December 31, 2010, the Company had $153.8 million of cash and cash equivalents as compared to $105.5 million as of December 31, 2009. The Company ended the year with no long-term borrowings. As compared to December 31, 2009, inventory increased by 20.8% to $41.7 million, comprised of additional inventory to support the Company’s 24 U.S. and four international branded retail stores opened since December 31, 2009, and the expanded wholesale sales presence in Germany. During 2010, total U.S. retail space increased by 36%.  U.S. retail inventory per square foot increased 1% from December 31, 2009 to December 31, 2010, which is below the rate that same store sales increased.

Net cash provided by operating activities for 2010 was $67.8 million compared to $66.5 million in 2009.  The Company continues to generate strong cash flows, providing sufficient funds for investments in growth initiatives.

Store Openings

During the 2010 fourth quarter, True Religion Apparel opened five stores in the U.S., bringing its total U.S. store count as of December 31, 2010, to 94 stores, compared to 70 stores at December 31, 2009.  The Company also operated four stores in Japan, one in the U.K., one in Germany, and one in Canada as of December 31, 2010.  The Company anticipates opening 23 new retail stores in 2011, including 15 stores in the U.S. and eight stores outside the U.S.

2011 Guidance

The Company is initiating its guidance for the fiscal year ended December 31, 2011, as follows:

•                  Net sales are expected to be $405 million

•                  EPS is expected to be  $1.80

The Company’s net sales guidance relies on the following assumptions:

•                  Net sales within the Company’s U.S. Consumer Direct segment are forecasted to grow approximately 20% compared to 2010. This growth assumes 15 new retail stores in 2011 and the full year impact of the 24 stores opened in 2010.

•                  Net sales in the Company’s U.S. Wholesale segment are expected to decrease approximately 20% compared to 2010, driven by management’s decision to reduce sales to the off-price channel significantly and the on-going sales decrease of women’s merchandise in the major department store channel.

•                 The International segment’s net sales are forecasted to increase significantly as compared to 2010 due to the Company’s expanded wholesale and retail presence in Asia Pacific and Europe, including the opening of eight international retail stores in 2011.

The Company’s 2011 EPS guidance reflects fully diluted weighted average shares outstanding of approximately 25.3 million and an effective tax rate of 38.0%.

Investor Conference Call and Management Commentary

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 366732. Please note participants must enter the conference identification number in order to access the replay.

A detailed, financial commentary from the Company’s management will be posted in writing on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail stores as well as contemporary department stores and boutiques in 50 countries on six continents. The Company owns and operates 94 branded retail stores in the United States, four branded retail stores in Japan, one branded retail store in the United Kingdom, one branded retail store in Germany, and one branded retail store in Canada. For more information, please visit www.truereligionbrandjeans.com.

Q4 2010 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended December 31,			Years Ended December 31,
			% Increase/			% Increase/
	2010	2009	(Decrease)	2010	2009	(Decrease)
Net sales:
U.S. Consumer Direct	$62,486	$45,145	38.4%	$189,097	$129,030	46.6%
U.S. Wholesale	28,125	31,582	(10.9)%	104,874	123,203	(14.9)%
International	18,879	14,617	29.2%	64,443	54,479	18.3%
Core Services	1,417	1,494	(5.2)%	5,300	4,289	23.6%
Total net sales	$110,907	$92,838	19.5%	$363,714	$311,001	16.9%

	Three Months Ended December 31,				Years Ended December 31,
	2010		2009		2010		2009
		Gross		Gross		Gross		Gross
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Gross Profit:
U.S. Consumer Direct	$44,592	71.4%	$33,147	73.4%	$136,915	72.4%	$95,276	73.8%
U.S. Wholesale	13,458	47.9%	16,021	50.7%	53,362	50.9%	65,882	53.5%
International	10,295	54.5%	8,047	55.1%	34,402	53.4%	30,115	55.3%
Core Services	1,417	100.0%	1,494	100.0%	5,300	100.0%	4,289	100.0%
Total gross profit	$69,762	62.9%	$58,709	63.2%	$229,979	63.2%	$195,562	62.9%

	Three Months Ended December 31,				Years Ended December 31,
	2010		2009		2010		2009
		Operating		Operating		Operating		Operating
		Margin		Margin		Margin		Margin
	Amount	%	Amount	%	Amount	%	Amount	%
Operating Income:
U.S. Consumer Direct	$23,427	37.5%	$17,412	38.6%	$64,641	34.2%	$44,766	34.7%
U.S. Wholesale	12,002	42.7%	14,356	45.5%	46,265	44.1%	60,107	48.8%
International	3,775	20.0%	6,375	43.6%	17,487	27.1%	25,167	46.2%
Core Services	(13,014)	NM	(14,260)	NM	(58,471)	NM	(52,443)	NM
Total operating income	$26,190	23.6%	$23,883	25.7%	$69,922	19.2%	$77,597	25.0%

Note:  As mentioned above, in the fourth quarter of 2010 the Company made changes to the classification of SG&A expenses in its business segments.  The U.S. Wholesale and Core Services operating income amounts presented above reflect the impact of these reclassifications.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our2011 Guidance, forecasted store openings for 2011 and expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and manage its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$110,907	$92,838	$363,714	$311,001
Cost of sales	41,145	34,129	133,735	115,439
Gross profit	69,762	58,709	229,979	195,562
Selling, general and administrative expenses	43,572	34,826	160,057	117,965
Operating income	26,190	23,883	69,922	77,597
Other income, net	(198)	(75)	(403)	(169)
Income before provision for income taxes	26,388	23,958	70,325	77,766
Provision for income taxes	10,553	9,323	26,690	30,434
Net income	15,835	14,635	43,635	47,332
Redeemable noncontrolling interest	47	—	139	—
Net income attributable to True Religion Apparel, Inc.	$15,788	$14,635	$43,496	$47,332

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.64	$0.61	$1.78	$1.97
Diluted	$0.63	$0.59	$1.75	$1.92

Weighted average shares outstanding:
Basic	24,588	24,051	24,495	23,993
Diluted	25,061	24,847	24,852	24,659

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$153,792	$105,531
Short-term investments	—	4,948
Accounts receivable, net of allowances	27,856	27,217
Inventory	41,691	34,502
Deferred income tax assets	9,660	8,753
Prepaid expenses and other current assets	10,280	7,000
Total current assets	243,279	187,951
Property and equipment, net	48,448	39,693
Other assets	4,157	2,162
TOTAL ASSETS	$295,884	$229,806

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$17,234	$11,717
Accrued salaries, wages and benefits	9,501	8,843
Income taxes payable	4,711	826
Total current liabilities	31,446	21,386
Long-Term Liabilities:
Long-term deferred rent	11,286	7,851
Long-term deferred income tax liabilities	2,195	2,715
Total long-term liabilities	13,481	10,566
Total liabilities	44,927	31,952

Redeemable noncontrolling interest	1,925	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,336 and 25,250 issued and outstanding, respectively	3	3
Additional paid-in capital	66,468	49,840
Retained earnings	181,634	147,809
Accumulated other comprehensive income, net of taxes	927	202
Total stockholders’ equity	249,032	197,854
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$295,884	$229,806

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Years Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,635	$47,332
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,342	6,492
Provision for bad debts	556	99
Stock-based compensation	13,059	11,899
Tax benefit from stock-based compensation	3,569	54
Excess tax benefit from stock-based compensation	(3,569)	(54)
Deferred income taxes	(1,421)	(642)
Other	141	206
Changes in operating assets and liabilities:
Accounts receivable	(1,111)	5,779
Inventory	(5,329)	(8,719)
Prepaid expenses and other current assets	(2,733)	(2,861)
Other assets	(1,803)	(280)
Accounts payable and accrued expenses	4,471	2,800
Accrued salaries, wages and benefits	659	1,954
Income taxes payable	3,859	(884)
Long-term deferred rent	3,436	3,315
Net cash provided by operating activities	67,761	66,490

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(17,446)	(20,082)
Sales of investments	4,950	4,900
Business acquisition	(845)	—
Expenditures to establish trademarks	(176)	(128)
Net cash used in investing activities	(13,517)	(15,310)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(9,668)	(3,031)
Excess tax benefit from stock-based compensation	3,569	54
Net cash used in financing activities	(6,099)	(2,977)
Effect of exchange rate changes in cash	116	83
Net increase in cash and cash equivalents	48,261	48,286
Cash and cash equivalents, beginning of year	105,531	57,245
Cash and cash equivalents, end of year	$153,792	$105,531

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS

(Amounts in thousands, except earnings per share data)

(Unaudited)

	Year Ended December 31, 2010
	Selling, general & administrative expenses	Operating income	Net income attributable to True Religion Apparel, Inc.	Diluted earnings per share
As reported (GAAP)	$160,057	$69,922	$43,496	$1.75
Separation costs (a)	(4,270)	4,270	2,716	0.11
As adjusted (b)	$155,787	$74,192	$46,212	$1.86

(a)       Separation costs associated with the termination of the Company’s former president.

(b)                     In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present Selling, general & administrative expenses, Operating income, Net income attributable to True Religion Apparel, Inc., and diluted earnings per share excluding the adjustment discussed in (a) above.

This adjustment, which the Company does not believe to be indicative of on-going business trends, is excluded from these calculations.  The Company believes  this adjustment provides a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included  in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Anne Rakunas
ICR, Inc.
(203) 682-8200